IDEXX Laboratories Announces Third Quarter Results

WESTBROOK, Maine, Oct. 21, 2011 /PRNewswire/ -- IDEXX Laboratories, Inc. (NASDAQ: IDXX), today reported that revenues for the third quarter of 2011 increased 12% to $301.0 million, from $269.6 million for the third quarter of 2010. Organic revenue growth, as defined below, was 8%. Earnings per diluted share ("EPS") for the quarter ended September 30, 2011 increased 12% to $0.66, compared to $0.59 for the same period in the prior year.

Organic revenue growth excludes the impact of changes in foreign currency exchange rates, which contributed 4% to revenue growth, and revenue from acquisitions subsequent to June 30, 2010, which contributed less than 1% to revenue growth in the third quarter of 2011.

"Our strategy of bringing innovations to our global markets continues to deliver," stated Jonathan Ayers, Chairman and Chief Executive Officer. "In an economic environment that remains challenging, our organic growth of 8% in the third quarter demonstrates our continued success in bringing an integrated portfolio of products and services to our veterinary and other customers, as well as strong commercial execution in markets around the world."

"Our initiatives aimed at helping veterinarians practice better medicine, run more efficient practices and increase their relevance with pet owners, continue to show momentum. I was particularly pleased with our strong instrument placement success, including an almost 40% year over year growth in placements of our Catalyst Dx® chemistry analyzer, which bodes well for future consumable sales growth. Our other large line of business, the global reference laboratory and consulting services business, achieved 10% organic growth for the third consecutive quarter. Our pace of innovation continues with the recent release of Cornerstone® 8.2, the latest version of our flagship practice management system, as well as the launch of our I-Vision Mobile™ application, which allows veterinarians to view and share digital radiograph images using a mobile tablet. These latest innovations demonstrate our continued commitment to helping veterinarians efficiently manage diagnostic information and communicate that information effectively to clients."

Revenue Performance

Please refer to the table below entitled "Revenues and Revenue Growth Analysis by Product and Service Categories" in conjunction with the following discussion.

Companion Animal Group. Companion Animal Group ("CAG") revenues for the third quarter of 2011 were $248.1 million compared to $222.9 million for the third quarter of 2010. Organic revenue growth of 8% was due primarily to growth in our reference laboratory diagnostic and consulting services business and in our instrument and consumables business. In the reference laboratory diagnostic and consulting services business, revenues increased due to higher sales volume driven primarily by the acquisition of new customers and, to a lesser extent, an increase in net sales prices. The revenue increase in our instruments and consumables business was largely the result of higher unit sales volume of our Catalyst Dx® and ProCyte Dx® instruments and related consumables. Changes in foreign currency exchange rates contributed 3% to revenue growth.

Water. Water revenues for the third quarter of 2011 were $21.6 million compared to $20.0 million for the third quarter of 2010. Organic revenue growth of 4% was due primarily to higher Colilert® product sales volume driven by new account acquisitions, partly offset by lower average unit sales prices of this product. Changes in foreign currency exchange rates contributed 4% to revenue growth.

Livestock and Poultry Diagnostics. Livestock and Poultry Diagnostics ("LPD") revenues for the third quarter of 2011 were $20.7 million compared to $17.5 million for the third quarter of 2010. Organic revenue growth of 10% was primarily the result of higher sales volumes of certain bovine tests, especially in Germany where we have won several government tenders in connection with a country-wide eradication program for a virus impacting beef and dairy production yields. This growth was partly offset by lower sales volumes of certain swine tests and lower sales of Bovine Spongiform Encephalopathy ("BSE" or "mad cow disease") tests resulting from the changes in European Union BSE testing requirements. Effective July 1, 2011, the age at which healthy cattle to be slaughtered are required to be tested for BSE in the European Union was increased from 48 months to 72 months, which is reducing the population of cattle tested for this disease. Changes in foreign currency exchange rates contributed 8% to revenue growth.

Additional Operating Results for the Third Quarter

Gross profit for the third quarter of 2011 increased $16.5 million, or 12%, to $158.7 million from $142.2 million for the third quarter of 2010. As a percentage of total revenue, gross profit remained steady at 53%.

Research and development ("R&D") expense for the third quarter of 2011 was $19.4 million, or 6% of revenue, compared to $17.2 million, or 6% of revenue for the third quarter of 2010. The increase in R&D expense was due primarily to increased personnel-related costs.

Selling, general and administrative ("SG&A") expense for the third quarter of 2011 was $83.2 million, or 28% of revenue, compared to $75.2 million, or 28% of revenue, for the third quarter of 2010. The increase in SG&A expense resulted primarily from the net unfavorable impact of changes in foreign currency exchange rates and higher sales and marketing personnel-related costs.

Supplementary Analysis of Results

The accompanying financial tables provide more information concerning our revenue and other operating results for the three and nine months ended September 30, 2011.

Outlook for Full Year 2011 and 2012

The Company provides the following updated guidance for the full year of 2011 and preliminary guidance for 2012. This guidance reflects an assumption that the value of the U.S. dollar relative to other currencies will remain at its current level for the balance of 2011 and 2012. Fluctuations in foreign currency exchange rates from current levels could have a significant positive or negative impact on our actual results of operations in both years.

2011

  Revenues are expected to be approximately $1.215 billion, updated from guidance of $1.205 to $1.215 billion provided in July of this year, which represents reported growth of approximately 10% and organic growth of approximately 8%.
  Diluted earnings per share are expected to be in the range of $2.71 to $2.74, an increase from our previous guidance of $2.68 to $2.73.
  Free cash flow is expected to be approximately 115% of net income.(1)
  Capital expenditures are expected to be approximately $55 million.

2012

  Revenues are expected to be in the range of $1.295 to $1.315 billion, which represents reported revenue growth of 6% to 8% compared to projected revenue for 2011. Organic revenue growth, which excludes a projected 1% unfavorable impact from foreign currency related changes, is estimated to be in the range of 7% to 9%.
  Diluted earnings per share are expected to be in the range of $3.00 to $3.10.

(1) Free cash flow is a non-GAAP measure. It indicates the cash generated from operations and tax benefits attributable to stock option exercises and vesting of restricted stock units, reduced by investments in fixed assets. We feel free cash flow is a useful measure because it indicates the cash the operations of the business are generating after appropriate reinvestment for recurring investments in fixed assets that are required to operate the business. We believe this is a common financial measure useful to further evaluate the results of operations. With respect to this particular forward-looking projection, the Company is unable to provide a quantitative reconciliation at this time as the inputs to the measurement are difficult to predict and estimate and are primarily dependent on future events.

Increased Share Repurchase Authorization

The Company also announced today that its Board of Directors has authorized the repurchase by the Company of an additional four million shares of its common stock in the open market (including through Rule 10b5-1 plans) or in negotiated transactions. These shares are in addition to 1,623,304 shares remaining as of September 30, 2011 under a previous Board authorization. The timing and amount of any repurchases will be at the discretion of the Company's management.

Conference Call and Webcast Information

IDEXX Laboratories will be hosting a conference call today at 9:00 a.m. (eastern) to discuss its third quarter results and management's outlook. To participate in the conference call, dial 1-612-288-0337 or 1-800-230-1085 and reference confirmation code 220384. An audio replay will be available through October 28, 2011 by dialing 1-320-365-3844 and referencing replay code 220384.

The call will also be available via live or archived Webcast on the IDEXX Laboratories' web site at www.idexx.com.

About IDEXX Laboratories, Inc.

IDEXX Laboratories, Inc. is a leader in pet healthcare innovation, serving practicing veterinarians around the world with a broad range of diagnostic and information technology-based products and services. IDEXX products enhance the ability of veterinarians to provide advanced medical care, improve staff efficiency and build more economically successful practices. IDEXX is also a worldwide leader in providing diagnostic tests and information for livestock and poultry and tests for the quality and safety of water and milk. Headquartered in Maine, IDEXX Laboratories employs more than 4,900 people and offers products to customers in over 100 countries.

Note Regarding Forward-Looking Statements

This press release contains statements about the Company's business prospects and estimates of the Company's financial results for future periods that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as "expects," "may," "anticipates," "intends," "would," "will," "plans," "believes," "estimates," "should," and similar words and expressions. These statements are based on management's expectations of future events as of the date of this press release, and the Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments. Actual results could differ materially from management's expectations. Factors that could cause or contribute to such differences include the following: the Company's ability to develop, manufacture, introduce and market new products and enhancements to existing products; the Company's ability to achieve economies of scale in its worldwide network of laboratories;the impact of a weak economy on demand for the Company's products and services; the effectiveness of the Company's sales and marketing activities; the Company's ability to identify acquisition opportunities, complete acquisitions and integrate acquired businesses; disruptions, shortages or pricing changes that affect the Company's purchases of products and materials from third parties, including from sole source suppliers; the Company's ability to manufacture complex biologic products; the effect of government regulation on the Company's business, including government decisions about whether and when to approve the Company's products and decisions regarding labeling, manufacturing and marketing products; the Company's ability to obtain patent and other intellectual property protection for its products, successfully enforce its intellectual property rights and defend itself against third party claims against the Company; the impact of distributor purchasing decisions on sales of the Company's products that are sold through distribution; the impact of competition, technological change, and veterinary hospital consolidation on the markets for the Company's products; changes or trends in veterinary medicine that affect the rate of use of the Company's products and services by veterinarians; the impact of the Company's inexperience in the human point-of-care market; the effects of operations outside the U.S., including from currency fluctuations, different regulatory, political and economic conditions, and different market conditions; the effects of interruptions to the Company's operations due to natural disasters or system failures; the loss of key employees; class action litigation due to stock price volatility; the effect on the Company's stock price if quarterly or annual operations results do not meet expectations of market analysts or investors in future periods; and potential exposures related to our worldwide provision for income taxes. A further description of these and other factors can be found in the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2011, in the section captioned "Risk Factors."

IDEXX Laboratories, Inc. and Subsidiaries
Consolidated Statement of Operations
Amounts in thousands except per share data (Unaudited)

		Three Months Ended		Nine Months Ended
		Sept. 30,	Sept. 30,	Sept. 30,	Sept. 30,
		2011	2010	2011	2010
Revenue:	Revenue	$ 300,954	$ 269,628	$ 911,488	$ 819,635
Expenses and
Income:	Cost of revenue	142,287	127,421	423,863	385,783
	Gross profit	158,667	142,207	487,625	433,852
	Sales and marketing	50,682	44,486	152,641	133,069
	General and administrative	32,483	30,704	98,219	96,588
	Research and development	19,406	17,203	55,839	51,118
	Income from operations	56,096	49,814	180,926	153,077
	Interest expense, net	(478)	(551)	(1,200)	(1,414)
	Income before provision for income taxes	55,618	49,263	179,726	151,663
	Provision for income taxes	17,122	14,548	55,970	46,723
Net Income:	Net income	38,496	34,715	123,756	104,940
	Less: Noncontrolling interest in subsidiary's
	(losses) earnings	(11)	21	(20)	27
	Net income attributable to stockholders	$ 38,507	$ 34,694	$ 123,776	$ 104,913
	Earnings per share: Basic	$ 0.68	$ 0.60	$ 2.17	$ 1.82
	Earnings per share: Diluted	$ 0.66	$ 0.59	$ 2.11	$ 1.76
	Shares outstanding: Basic	56,699	57,620	57,141	57,799
	Shares outstanding: Diluted	58,007	59,276	58,636	59,691

IDEXX Laboratories, Inc. and Subsidiaries
Selected Operating Information(Unaudited)

		Three Months Ended		Nine Months Ended
		Sept. 30,	Sept. 30,	Sept. 30,	Sept. 30,
		2011	2010	2011	2010
Operating	Gross profit	52.7%	52.7%	53.5%	52.9%
Ratios (as a	Sales, marketing, general and
percentage of	administrative expense	27.6%	27.9%	27.5%	28.0%
revenue):	Research and development expense	6.5%	6.4%	6.1%	6.2%
	Income from operations (1)	18.6%	18.5%	19.9%	18.7%

International	International revenue (in thousands)	$ 126,750	$ 106,713	$ 386,905	$ 329,073
Revenue:	International revenue as percentage of
	total revenue	42.1%	39.6%	42.4%	40.1%

(1) Amounts presented may not recalculate due to rounding.

IDEXX Laboratories, Inc. and Subsidiaries
Segment Information
Amounts in thousands (Unaudited)

		Three Months Ended		Nine Months Ended
		Sept. 30,	Sept. 30,	Sept. 30,	Sept. 30,
		2011	2010	2011	2010
Revenue:	CAG	$ 248,074	$ 222,909	$ 748,397	$ 676,646
	Water	21,648	20,044	62,123	57,356
	LPD	20,675	17,476	69,981	56,577
	Other	10,557	9,199	30,987	29,056
	Total	$ 300,954	$ 269,628	$ 911,488	$ 819,635

Gross Profit:	CAG	$ 126,048	$ 113,924	$ 387,734	$ 347,792
	Water	14,317	12,542	38,676	36,445
	LPD	13,666	11,812	47,548	38,295
	Other	4,009	4,104	12,493	13,087
	Unallocated Amounts	627	(175)	1,174	(1,767)
	Total	$ 158,667	$ 142,207	$ 487,625	$ 433,852

Income from
Operations:	CAG	$ 44,296	$ 40,535	$ 145,137	$ 128,497
	Water	9,979	8,566	25,327	24,228
	LPD	3,648	3,320	17,974	12,447
	Other	34	869	(207)	2,057
	Unallocated Amounts	(1,861)	(3,476)	(7,305)	(14,152)
	Total	$ 56,096	$ 49,814	$ 180,926	$ 153,077

Gross Profit
(as a percentage
of revenue):	CAG	50.8%	51.1%	51.8%	51.4%
	Water	66.1%	62.6%	62.3%	63.5%
	LPD	66.1%	67.6%	67.9%	67.7%
	Other	38.0%	44.6%	40.3%	45.0%
	Total	52.7%	52.7%	53.5%	52.9%

Income from
Operations
(as a percentage
of revenue):	CAG	17.9%	18.2%	19.4%	19.0%
	Water	46.1%	42.7%	40.8%	42.2%
	LPD	17.6%	19.0%	25.7%	22.0%
	Other	0.3%	9.5%	(0.7%)	7.1%
	Total	18.6%	18.5%	19.9%	18.7%

IDEXX Laboratories, Inc. and Subsidiaries
Revenues and Revenue Growth Analysis by Product and Service Categories
Amounts in thousands (Unaudited)

Three Months Ended
Net Revenue	Sept. 30, 2011	Sept. 30, 2010	Dollar Change	Percentage Change	Percentage Change from Currency (1)	Percentage Change from Acquisitions (2)	Organic Growth(3)

CAG	$248,074	$222,909	$25,165	11.3%	3.2%	0.1%	8.0%
Water	21,648	20,044	1,604	8.0%	3.5%	-	4.5%
LPD	20,675	17,476	3,199	18.3%	7.9%	-	10.4%
Other	10,557	9,199	1,358	14.8%	3.2%	-	11.6%
Total	$300,954	$269,628	$31,326	11.6%	3.5%	0.1%	8.0%

Three Months Ended
Net CAG Revenue	Sept. 30, 2011	Sept. 30, 2010	Dollar Change	Percentage Change	Percentage Change from Currency (1)	Percentage Change from Acquisitions (2)	Organic Growth(3)

Instruments and consumables	$99,719	$88,481	$11,238	12.7%	3.7%	-	9.0%
Rapid assay products	36,073	35,576	497	1.4%	1.5%	-	(0.1%)
Reference laboratory diagnostic and consulting services	94,027	82,534	11,493	13.9%	3.9%	0.2%	9.8%
Practice management systems and digital radiography	18,255	16,318	1,937	11.9%	0.5%	-	11.4%
Net CAG revenue	$248,074	$222,909	$25,165	11.3%	3.2%	0.1%	8.0%

(1) The percentage change from currency is a non-U.S. GAAP measure. It represents the percentage change in revenue resulting from the difference between the average exchange rates during the three months ended September 30, 2011 and the same period of the prior year applied to foreign currency denominated revenues for the three months ended September 30, 2011.

(2) The percentage change from acquisitions is a non-U.S. GAAP measure. It represents the percentage change in revenue during the three months ended September 30, 2011 compared to the three months ended September 30, 2010 attributed to acquisitions subsequent to June 30, 2010.

(3) Organic revenue growth is a non-U.S. GAAP measure and represents the percentage change in revenue during the three months ended September 30, 2011 compared to the three months ended September 30, 2010 net of acquisitions and the effect of changes in foreign currency exchange rates.

IDEXX Laboratories, Inc. and Subsidiaries
Revenues and Revenue Growth Analysis by Product and Service Categories
Amounts in thousands (Unaudited)

Nine Months Ended
Net Revenue	Sept. 30, 2011	Sept. 30, 2010	Dollar Change	Percentage Change	Percentage Change from Currency (1)	Percentage Change from Acquisitions (2)	Organic Growth(3)

CAG	$748,397	$676,646	$71,751	10.6%	2.9%	0.1%	7.6%
Water	62,123	57,356	4,767	8.3%	3.3%	-	5.0%
LPD	69,981	56,577	13,404	23.7%	6.2%	-	17.5%
Other	30,987	29,056	1,931	6.6%	2.5%	-	4.1%
Total	$911,488	$819,635	$91,853	11.2%	3.1%	0.1%	8.0%

Nine Months Ended
Net CAG Revenue	Sept. 30, 2011	Sept. 30, 2010	Dollar Change	Percentage Change	Percentage Change from Currency (1)	Percentage Change from Acquisitions (2)	Organic Growth(3)

Instruments and consumables	$292,209	$258,318	$33,891	13.1%	3.5%	-	9.6%
Rapid assay products	118,883	115,500	3,383	2.9%	1.4%	-	1.5%
Reference laboratory diagnostic and consulting services	282,242	248,422	33,820	13.6%	3.6%	0.1%	9.9%
Practice management systems and digital radiography	55,063	54,406	657	1.2%	0.5%	-	0.7%
Net CAG revenue	$748,397	$676,646	$71,751	10.6%	2.9%	0.1%	7.6%

(1) The percentage change from currency is a non-U.S. GAAP measure. It represents the percentage change in revenue resulting from the difference between the average exchange rates during the nine months ended September 30, 2011 and the same period of the prior year applied to foreign currency denominated revenues for the nine months ended September 30, 2011.

(2) The percentage change from acquisitions is a non-U.S. GAAP measure. It represents the percentage change in revenue during the nine months ended September 30, 2011 compared to the nine months ended September 30, 2010 attributed to acquisitions subsequent to December 31, 2009.

(3) Organic revenue growth is a non-U.S. GAAP measure and represents the percentage change in revenue during the nine months ended September 30, 2011 compared to the nine months ended September 30, 2010 net of acquisitions and the effect of changes in foreign currency exchange rates.

IDEXX Laboratories, Inc. and Subsidiaries
Consolidated Balance Sheet
Amounts in thousands (Unaudited)

		September 30,	December 31,
		2011	2010
Assets:	Current Assets:
	Cash and cash equivalents	$ 181,499	$ 156,915
	Accounts receivable, net	134,923	120,080
	Inventories	137,143	127,885
	Other current assets	57,187	55,711
	Total current assets	510,752	460,591
	Property and equipment, net	213,868	201,725
	Other long-term assets, net	244,579	234,828
	Total assets	$ 969,199	$ 897,144
Liabilities and
Stockholders'
Equity:	Current Liabilities:
	Accounts payable	$ 31,032	$ 22,669
	Accrued liabilities	136,799	118,598
	Debt	154,903	129,862
	Deferred revenue	13,635	13,983
	Total current liabilities	336,369	285,112
	Long-term debt, net of current portion	2,735	3,418
	Other long-term liabilities	44,127	34,333
	Total long-term liabilities	46,862	37,751

	Total stockholders' equity	585,942	574,235
	Noncontrolling interest	26	46
	Total equity	585,968	574,281
	Total liabilities and stockholders' equity	$ 969,199	$ 897,144

IDEXX Laboratories, Inc. and Subsidiaries
Selected Balance Sheet Information(Unaudited)

		Sept. 30,	June 30,	March 31,	Dec. 31,	Sept. 30,
		2011	2011	2011	2010	2010
Selected
Balance Sheet	Days sales outstanding (1)	43.1	41.2	40.2	38.7	41.9
Information:	Inventory turns (2)	1.7	1.7	1.8	1.8	1.7

(1) Days sales outstanding represents the average of the accounts receivable balances at the beginning and end of each quarter divided by revenue for that quarter, the result of which is then multiplied by 91.25 days.

(2) Inventory turns represents inventory-related cost of product revenues for the 12 months preceding each quarter-end divided by the inventory balance at the end of the quarter.

IDEXX Laboratories, Inc. and Subsidiaries
Consolidated Statement of Cash Flows
Amounts in thousands (Unaudited)

		Nine Months Ended
		Sept. 30,	Sept. 30,
		2011	2010
Operating:	Cash Flows from Operating Activities:
	Net income	$ 123,756	$ 104,940
	Non-cash charges	48,641	48,424
	Changes in assets and liabilities	5,130	(10,088)
	Tax benefit from exercises of stock options and vesting of restricted stock units	(14,009)	(13,293)
	Net cash provided by operating activities	163,518	129,983
Investing:	Cash Flows from Investing Activities:
	Purchases of property and equipment	(39,927)	(28,646)
	Proceeds from disposition of pharmaceutical product lines	3,000	-
	Proceeds from sale of property and equipment	223	86
	Acquisitions of intangible assets and a business, net of cash acquired	(2,600)	(244)
	Net cash used by investing activities	(39,304)	(28,804)
Financing:	Cash Flows from Financing Activities:
	Borrowings on revolving credit facilities, net	24,903	7,135
	Payment of notes payable	(643)	(605)
	Repurchases of common stock	(166,016)	(117,157)
	Proceeds from the exercise of stock options and employee stock purchase plans	26,080	22,055
	Tax benefit from exercises of stock options and vesting of restricted stock units	14,009	13,293
	Net cash used by financing activities	(101,667)	(75,279)
	Net effect of changes in exchange rates on cash	2,037	884
	Net increase in cash and cash equivalents	24,584	26,784
	Cash and cash equivalents, beginning of period	156,915	106,728
	Cash and cash equivalents, end of period	$ 181,499	$ 133,512

IDEXX Laboratories, Inc. and Subsidiaries
Free Cash Flow
Amounts in thousands (Unaudited)
		Nine Months Ended
		Sept. 30,	Sept. 30,
		2011	2010
Free Cash
Flow:	Net cash provided by operating activities	$ 163,518	$ 129,983
	Financing cash flows attributable to tax benefits from exercise of stock options
	and vesting of restricted stock units	14,009	13,293
	Purchases of property and equipment	(39,927)	(28,646)
	Free cash flow	$ 137,600	$ 114,630

IDEXX Laboratories, Inc. and Subsidiaries
Common Stock Repurchases
Amounts in thousands except per share data (Unaudited)
	Three Months Ended		Nine Months Ended
	Sept. 30,	Sept. 30,	Sept. 30,	Sept. 30,
	2011	2010	2011	2010
Share repurchases during the period	886	567	2,183	2,080
Average price paid per share	$ 76.27	$ 58.98	$ 76.04	$ 56.32

The number of shares remaining under repurchase authorization as of September 30, 2011 totaled 1,623,304.

Share repurchases does not include shares surrendered by employees in payment for the minimum required withholding taxes due on the vesting of restricted stock units and the settlement of deferred stock units.

Contact: Merilee Raines, Chief Financial Officer, 1-207-556-8155